                                                                    EXHIBIT 12.1


                                              1996         1997         1998         1999         2000
                                            -------      -------      -------      -------      -------

FIXED CHARGES:
Interest expense including
   amortization of debt issuance costs      $ 1,155      $ 6,951      $12,491      $16,447      $20,108
Interest on rent expense (1)                    820        1,359        2,463        3,419        3,453
                                            -------      -------      -------      -------      -------
Total fixed charges                           1,975        8,310       14,954       19,866       23,561

EARNINGS:
Income before income taxes                   14,299       30,800       53,757       51,830        6,803
Fixed charges                                 1,975        8,310       14,954       19,866       23,561
                                            -------      -------      -------      -------      -------
Income before fixed charges                  16,274       39,110       68,711       71,696       30,364

RATIO OF EARNINGS TO FIXED CHARGES              8.2          4.7          4.6          3.6          1.3


(1) The Company believes one-third of rent expense represents a reasonable approximation of the interest factor.